Contact:	Jim Davidson	Tony Pordon

	Executive VP – Finance 201-325-3303	Senior VP – Investor Relations 248-648-2540

	jdavidson@unitedauto.com	tpordon@unitedauto.com

UNITEDAUTO REPORTS FIRST QUARTER RESULTS
____________________________________________________________

Income From Continuing Operations Increases 10% to $26.2 Million Driven
by Premium Brand Mix and Service and Parts Operations

Income From Continuing Operations Rises 10% to $0.56 per Share
___________________________________________________________

Total Revenues Increase 12%

Same-Store Retail Revenues Increase 4%
____________________________________________________________

BLOOMFIELD HILLS, MI, April 18, 2006 – United Auto Group, Inc. (NYSE: UAG), an international automotive retailer, today reported first quarter income from continuing operations of $26.2 million and related earnings per share of $0.56, representing increases of 10.2% and 9.8%, respectively, over the comparable period in 2005. First quarter 2006 net income amounted to $24.1 million and related earnings per share was $0.51.

UAG Chairman Roger Penske said, “While the first quarter was challenging from a retail sales perspective, our performance highlights the strength of our premium brand mix and the increasing benefit of our investment in service and parts capacity. During the quarter, revenues increased 11.6% to $2.7 billion, including a 4.2% increase in same-store retail revenues. The increase in same-store revenue was highlighted by a 15.8% increase in total vehicle revenues at the Company’s premium brand dealerships in the United States and an 8.2% increase in service and parts revenues.”

Gross margin increased 29 basis points to 15.6%. The improvement in gross margin was due primarily to an increase in service and parts revenues to 11.6% of total revenues, coupled with an 85 basis-point increase in margin on service and parts revenues.

The Company anticipates a challenging and competitive automotive retail market for the balance of 2006, due in part to the impact on consumers of continuing increases in interest rates and rising energy costs. The Company currently projects earnings from continuing operations in the second quarter in the range of $0.75 to $0.78 per share, and continues to project earnings from continuing operations for the year in the range of $2.70 to $2.80 per share. Earnings per share projections are based on an average of 47.0 million estimated shares outstanding.

UnitedAuto will host a conference call discussing financial results relating to first quarter 2006 on Tuesday, April 18, 2006 at 2:00 p.m. ET. To listen to the conference call, participants must dial (888) 423-3275 [International, please dial (612) 332-0720]. The call will be simultaneously broadcast live over the Internet through the UnitedAuto website at www.unitedauto.com.

About UnitedAuto

United Auto Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 294 retail automotive franchises, representing 40 different brands, and 27 collision repair centers. UnitedAuto, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 171 franchises in 19 states and Puerto Rico and 123 franchises located outside the United States, primarily in the United Kingdom. UnitedAuto is a member of the Fortune 500 and Russell 2000 and has approximately 14,000 employees.

Statements in this press release involve forward-looking statements, including forward-looking statements regarding UnitedAuto’s future sales potential. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, market conditions, and other uncertainties which could affect UnitedAuto’s future performance, which is contained in UnitedAuto’s Form 10-K for the year ended December 31, 2005, and its other filings with the Securities and Exchange Commission, and which is incorporated into this press release by reference. This press release speaks only as of its date and UnitedAuto disclaims any duty to update the information herein.

UNITED AUTO GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	First Quarter
	2006	2005
Revenues:
New Vehicle	$1,494,644	$1,357,464
Used Vehicle	587,897	526,584
Finance and Insurance, Net	59,822	54,148
Service and Parts	308,937	265,866
Fleet and Wholesale Vehicle	221,644	191,677

Total Revenues	2,672,944	2,395,739
Cost of Sales:
New Vehicle	1,363,861	1,238,036
Used Vehicle	534,718	478,525
Service and Parts	139,100	121,969
Fleet and Wholesale Vehicle	219,188	191,123

Total Cost of Sales	2,256,867	2,029,653

Gross Profit	416,077	366,086
SG&A Expenses	336,631	294,811
Depreciation and Amortization	10,632	9,579

Operating Income	68,814	61,696
Floor Plan Interest Expense	(14,965)	(12,352)
Other Interest Expense	(12,072)	(11,481)

Income from Continuing Operations Before Minority Interests and Income Taxes	41,777	37,863
Income Taxes	(15,192)	(13,972)
Minority Interests	(422)	(143)

Income from Continuing Operations	26,163	23,748
Loss from Discontinued Operations, Net of Tax	(2,072)	(856)

Net Income	$24,091	$22,892

Income from Continuing Operations Per Diluted Share	$0.56	$0.51

Diluted EPS	$0.51	$0.49

Diluted Weighted Average Shares Outstanding	47,136	46,875

UNITED AUTO GROUP, INC.
Consolidated Condensed Balance Sheets
(Amounts In Thousands)
(Unaudited)

	3/31/06	12/31/05
Assets
Cash and Cash Equivalents	$16,132	$9,424
Accounts Receivable, Net	397,803	412,861
Inventories	1,370,251	1,224,443
Other Current Assets	72,039	51,142
Assets of Discontinued Operations	162,555	180,692

Total Current Assets	2,018,780	1,878,562
Property and Equipment, Net	442,618	424,429
Intangibles	1,320,987	1,207,554
Other Assets	100,652	83,628

Total Assets	$3,883,037	$3,594,173

Liabilities and Stockholders’ Equity
Floor Plan Notes Payable	$883,622	$845,251
Floor Plan Notes Payable – Non-Trade	352,464	331,953
Accounts Payable and Accrued Expenses	497,002	386,739
Current Portion Long-Term Debt	3,740	3,551
Liabilities of Discontinued Operations	87,391	97,256

Total Current Liabilities	1,824,219	1,664,750
Long-Term Debt	684,734	576,690
Other Long-Term Liabilities	210,719	207,001

Total Liabilities	2,719,672	2,448,441
Stockholders’ Equity	1,163,365	1,145,732

Total Liabilities and Stockholders’ Equity	$3,883,037	$3,594,173

UNITED AUTO GROUP, INC.
Selected Data

	First Quarter
	2006	2005
Units
New Retail Units	44,378	41,169
Used Retail Units	21,421	20,257

Total Retail Units	65,799	61,426

Same-Store Retail Revenue
New Vehicle	$1,380,704	$1,343,266
Used Vehicle	547,416	518,572
Finance and Insurance, Net	56,242	53,569
Service and Parts	284,810	263,265

Total Same-Store Retail Revenue	$2,269,172	$2,178,672

Same-Store Retail Revenue Growth
New Vehicle	2.8%	0.5%
Used Vehicle	5.6%	0.7%
Finance and Insurance, Net	5.0%	6.0%
Service and Parts	8.2%	7.1%
Revenue Mix
New Vehicle	55.9%	56.6%
Used Vehicle	22.0%	22.0%
Finance and Insurance, Net	2.2%	2.3%
Service and Parts	11.6%	11.1%
Fleet and Wholesale Vehicle	8.3%	8.0%
Gross Margin	15.6%	15.3%
Retail Gross Margin — by Product
New Vehicle	8.7%	8.8%
Used Vehicle	9.0%	9.1%
Service and Parts	55.0%	54.1%
Gross Profit per Transaction
New Vehicle	$2,947	$2,901
Used Vehicle	2,482	2,373
Finance and Insurance	909	882

UNITED AUTO GROUP, INC.
Selected Data (Continued)

	First Quarter
	2006	2005
Brand Mix:
Toyota/Lexus	21%	22%
BMW	15%	15%
Honda/Acura	15%	14%
DCX	12%	12%
Ford	11%	10%
Audi	7%	7%
General Motors	5%	6%
Porsche	4%	4%
Nissan/Infiniti	3%	4%
Other	7%	6%
Total Brand Mix:
Domestic (Detroit 3)	8%	10%
Foreign (incl. Premium)	92%	90%
Premium	60%	58%
Debt to Total Capital Ratio	37%	34%
Rent Expense	$33,115	$27,313